Exhibit 10.42
IMMERSION CORPORATION
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into by and between Immersion Corporation, a Delaware corporation (the “Company”) and Victor Viegas (the “Employee”), effective as of October 21, 2009 (the “Effective Date”).
RECITALS
     1. The Employee is being employed by the Company as the Company’s Interim President and Chief Executive Officer.
     2. Certain capitalized terms used in this Agreement are defined in Section 9 below.
AGREEMENT
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:
     1. POSITION AND RESPONSIBILITIES. The Company shall employ the Employee in the position of Interim President and Chief Executive Officer, reporting solely to the Board of Directors of the Company (the “Board”), and assuming and discharging such responsibilities as are commensurate with such position. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment. During the Employee’s employment with the Company, the Employee shall devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the Company’s business.
     2. TERM OF EMPLOYMENT. This Agreement shall become effective as of the Effective Date. This Agreement and the Employee’s employment with the Company shall continue until terminated by reason of the Employee’s death or by either party at any time, with or without notice, for any or no reason. The parties agree and acknowledge that this Agreement is an “at will” agreement and that no implied covenant or standard of practice will cause this Agreement to have any minimum period of employment.
     3. BASE COMPENSATION. For all services to be rendered by the Employee to the Company while this Agreement is in effect, the Employee shall receive a minimum annual base salary of $350,000, payable in accordance with the Company’s standard payroll practices. The Compensation Committee of the Board shall review the Employee’s base salary at least annually. The annual base salary specified in this Section 3, as such base salary may be increased during the term of this Agreement, is referred to herein as “Base Compensation.”
     4. ANNUAL INCENTIVE COMPENSATION. For each fiscal year during the term of this Agreement, the Employee shall be eligible to receive additional cash compensation (“Annual Incentive”) under the Company’s annual variable compensation plan based upon specific financial and/or other targets approved by the Compensation Committee of the Board.

Unless the Compensation Committee of the Board determines otherwise, the Employee’s Annual Incentive target shall be an amount equal to 100% of his Base Compensation. Any Annual Incentive compensation that becomes payable to the Employee shall be paid in accordance with the Company’s standard practices and policies.
     5. STOCK OPTIONS. Effective upon board approval, the Company will grant Employee an option to purchase 600,000 shares of the Company’s Common Stock pursuant to the Company’s stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company’s Common Stock at the date of grant. The options will vest on a monthly basis and become exercisable over a four-year period with 1/48th of the shares vesting on each month of service during which Employee remains employed with or continues to provide services to the Company.
     6. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs that the Company makes available to its senior executives, subject to the rules and the regulations applicable hereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its senior executives at any time. The Employee will be eligible for vacation and sick leave in accordance with the policies in effect for senior executives during the term of this Agreement. The Company shall reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee in the performance of his services on behalf of the Company, subject to and in accordance with the Company’s expense reimbursement policy as from time to time in effect. Any reimbursement of business expenses the Employee is entitled to receive pursuant to this Agreement shall (a) be paid no later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any taxable year and (c) not be subject to liquidation or exchange for another benefit.
     7. TERMINATION OF EMPLOYMENT APART FROM A CHANGE OF CONTROL.
          (a) TERMINATION WITHOUT CAUSE OR FOR CONSTRUCTIVE REASON. If the Company terminates the Employee’s employment other than for “Cause,” or if the Employee terminates his employment for a “Constructive Reason” (as those terms are defined in Section 9), then, provided that the Employee has executed a full general release, in a form satisfactory to Company, of all claims, known or unknown, that the Employee may have against the Company and such release has become effective on or before the forty-fifth (45th) day following the Employee’s termination of employment, in addition to all earned but unpaid Base Compensation and any other amounts to which the Employee is entitled:
               (i) a lump sum severance payment equivalent to twelve (12) months’ of Base Compensation, payable within ten (10) business days following the effective date of the aforementioned general release of claims;
               (ii) provided to the Employee immediately prior to such termination or, at the election of the Company and provided that the Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay the Employee and his dependents’ COBRA premiums for such period of twelve (12) months or, in any event until the Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first,
               (iii) the Company shall pay to the Employee any earned but unpaid Annual Incentive, prorated to the date of the Employee’s termination of employment, reimburse all reasonable business-related expenses and pay all other benefits required by law or by the terms of the applicable plan or benefit program, and
               (iv) except as otherwise provided under Section 8 below with respect to a termination in connection with a Change of Control, the Employee shall immediately vest in an additional seventy percent (70%) of his then unvested Company stock and Company stock options.
     All options, to the extent unexercised and exercisable by the Employee on the date on which the Employee’s service is terminated pursuant to this Section 7(a), may be exercised by the Employee within six (6) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Employee’s service terminated, but in any event no later than the expiration date of such options.
          (b) TERMINATION AS A RESULT OF DEATH; DISABILITY. In the event of the Employee’s death or termination of employment by reason of the Employee’s “Disability,” (as such terms are defined in Section 9), during the term of this Agreement, then:
               (i) the Company shall pay the Employee or to the representative of the Employee’s estate all amounts of unpaid Base Compensation and any earned but unpaid Annual Incentive, reimburse all reasonable business-related expenses and pay all other benefits required by law or by the terms of the applicable plan or benefit program;
               (ii) the Employee’s then unvested Company stock and Company stock options shall immediately vest with respect to the number of shares that would have vested had the Employee’s employment continued for an additional twenty-four (24) months; and
               (iii) in the event of the Employee’s termination of employment by reason of Disability, the Company shall pay to the Employee in a lump sum on the first day of the seventh month following such termination of employment an amount equal to his Base Compensation for a period of six (6) months, less any disability payments made by the Company or its insurance carriers.
All Company stock options, to the extent unexercised and exercisable by the Executive on the date on which the Executive’s employment is terminated pursuant to this Section 7(b), may be exercised by the Executive within twelve (12) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Executive’s employment terminated, but in any event no later than the option expiration date.
          (c) VOLUNTARY TERMINATION; TERMINATION FOR CAUSE. In the event the Employee’s employment with the Company terminates either (i) voluntarily by the Employee without a “Constructive Reason,” or (ii) involuntarily by the Company for “Cause,” then the Company shall have no further obligations hereunder except to pay to the Employee all amounts of unpaid Base Compensation and any earned but unpaid Annual Incentive, reimburse all reasonable business-related expenses and pay all other benefits required by law or by the terms of the applicable plan or benefit program.
          (d) COMPLIANCE WITH SECTION 409A. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) shall be paid unless and until the Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Employee’s separation from service shall be paid to the Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
     The Company intends that income provided to the Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Employee pursuant to this Agreement.
     8. TERMINATION IN CONNECTION WITH CHANGE OF CONTROL.
          (a) If the Company terminates the Employee’s employment other than for “Cause,” or if the Employee terminates his employment for a “Constructive Reason” (as those terms are defined in Section 9) within three months of, or within 1 year following, Change of Control, then, provided that the Employee has executed a full general release, in a form satisfactory to Company, of all claims, known or unknown, that the Employee may have against the Company and such release has become effective on or before the forty-fifth (45th) day following the Employee’s termination of employment, in addition to all earned but unpaid Base Compensation:
               (i) a lump sum severance payment equivalent to twelve (12) months’ Base Compensation, payable within ten (10) business days following the effective date of the aforementioned general release of claims; such severance payment will be subject to applicable withholding;
               (ii) payment of the premiums necessary to continue Employee’s and dependents group health insurance coverage under COBRA until the earlier of (i) twelve (12) months following Employee’s termination date, or (ii) the date on which Employee first becomes eligible to obtain other group health insurance coverage; thereafter, Employee may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA; and
               (iii) immediate vesting in seventy percent (70%) of his then unvested Company equity awards.
All Company stock options, to the extent unexercised and exercisable by the Executive on the date on which the Executive’s employment is terminated pursuant to this Section 8, may be exercised by the Executive within six (6) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Executive’s employment terminated, but in any event no later than the option expiration date.
     9. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) CAUSE. “Cause” means: (i) the Employee’s willful and repeated failure to comply with the lawful written directions of the Board, after receiving written notice of such failure; (ii) the Employee’s gross negligence or willful misconduct in the performance of his duties; or (iii) the conviction of or entry of a plea of nolo contendere or guilty to a (x) felony or (y) a crime causing demonstrable harm to the Company.
          (b) CHANGE OF CONTROL “Change of Control” means:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) A change in the composition of the Board occurring within a three-year period, as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of October 22, 2009, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or parent thereof)) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation; provided, however, that any person who acquired securities of the Company prior to the occurrence of a merger or consolidation in contemplation of such transaction, and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or parent)

immediately following such transaction, shall not be included in the group of shareholders of the Company immediately prior to such transaction; or
               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets.
          (c) CONSTRUCTIVE REASON. “Constructive Reason” means the occurrence of any one or more of the following without the Employee’s prior written consent:
               (i) A material adverse change in the Employee’s position that causes it to be of materially less stature or of materially less responsibility; provided, however, that if after a Change of Control the Employee is still the most senior executive of the Company and the Company continues to operate as an independent subsidiary or independent controlled affiliate, then no Constructive Reason shall have occurred;
               (ii) A change in the position to whom the Employee reports; provided, however, that if after a Change of Control the Employee reports to the Company’s Chief Executive Officer and the Company continues to operate as an independent subsidiary or independent controlled affiliate, then no Constructive Reason shall have occurred;
               (iii) An involuntary reduction of more than fifteen percent (15%) of the Employee’s Base Compensation other than a reduction in salary applicable to all senior executives of the Company; or
               (iv) Relocating the Employee to a facility or location more than thirty (30) miles from his then current location.
     This provision applies only if the Employee elects to terminate his employment within thirty (30) days after providing notice to the Company of the occurrence of a Constructive Reason and the Company’s failure to cure.
          (d) DISABILITY. “Disability” means that the Employee has been unable to substantially perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability, at least 90 days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
     10. SUCCESSORS.
          (a) COMPANY’S SUCCESSORS. Any successor, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise, to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Other than for purposes of Section 9(c) (the definition of “Constructive Reason”), the term “Company” shall include any such successor to the Company’s business and/or assets.

          (b) EMPLOYEE’S SUCCESSORS. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.
     11. NOTICE.
          (a) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.
          (b) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 11(a).
     12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.
     13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.
     14. INTEGRATION. Except as otherwise expressly provided herein, this Agreement, together with the Confidential Information, Invention Assignment and Arbitration Agreement between the Employee and the Company (the “Confidential Information Agreement”), represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
     15. EMPLOYMENT TAXES. The payments made pursuant to this Agreement will be subject to applicable income and employment taxes.
     16. COUNTERPARTS. This Agreement may be executed by either of the parties hereto in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.
     17. ARBITRATION. Any dispute or controversy arising out of, or relating to, this Agreement or the Employee’s employment or termination thereof shall be settled by binding arbitration in accordance with the provisions of Section 9 of the Confidential Information Agreement, which are incorporated by reference herein.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

Dated: October 21, 2009	/s/ Victor Viegas
Victor Viegas

Immersion Corporation
Dated: October 21, 2009	By:	/s/ Jack L. Saltich
Its: Chairman